EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales Increased 12.3% to $160.2 Million from $142.6 Million Last Year or 14.3% in constant currency ~

~ Adjusted Operating Income of $28.0 Million vs. Operating Income of $19.1 Million Last Year ~

~ Increases Full Year Guidance ~

~ Board Declares a $0.75 Special Cash Dividend and Regular Quarterly Dividend ~

Paramus, NJ – November 28, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2012.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our strong performance continued in the third quarter with double digit growth in sales and a 46% increase in adjusted operating income, continuing the positive momentum in our business over the past 11 quarters.   We continue to provide compelling styles across our watch portfolio fueled by innovation and quality craftsmanship.  We were pleased with the initial response to our new ESQ Movado and EBEL assortments, which were introduced in the latter part of the third quarter.  As we begin the fourth quarter, we believe we remain well positioned with strong marketing programs in place to support each of our brands for the upcoming holiday season.”

During the third quarter of fiscal 2013, the Company recorded a net tax benefit of $9.9 million, which included the release of a $19.4 million, or $0.75 per diluted share, domestic valuation allowance.  Offsetting this unusual item, in part, was a $3.0 million, or $0.08 per diluted share, pre-tax contribution to the Movado Group Foundation, which is reflected in operating expenses for the quarter.

Third Quarter Fiscal 2013

—
Net sales increased 12.3% to $160.2 million compared to $142.6 million in the third quarter of fiscal 2012 led by growth in both the accessible luxury and licensed brand categories.  On a constant dollar basis, net sales increased 14.3% compared to the prior year period.

—
Gross profit was $90.4 million, or 56.4% of sales, compared to $81.0 million, or 56.8% of sales, in the third quarter last year. The 40 basis point decrease in gross margin percentage was primarily the result of an unfavorable shift in channel and product mix partially offset by the favorable effect of fluctuations in foreign currency exchange rates and leverage gained on certain fixed costs.

—
Operating expenses increased $3.5 million, or 5.7%, to $65.4 million compared to $61.9 million in the third quarter last year. Included in operating expenses was a $3.0 million charitable contribution to the Movado Group Foundation. Adjusted operating expenses, which exclude this contribution, were $62.4 million, or 39.0% of net sales compared to $61.9 million, or 43.4% of net sales in the third quarter of fiscal 2012.  This $0.5 million increase was primarily the result of higher compensation expense and performance-based compensation, and higher marketing expense, partially offset by the favorable effect of fluctuations in foreign currency exchange rates.

—
Operating income increased to $25.0 million compared to operating income of $19.1 million in the same period last year. Excluding the aforementioned charitable contribution, adjusted operating income for the third quarter of fiscal 2013 was $28.0 million. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

—
The Company recorded a tax benefit of $9.9 million, which was impacted by the release of a $19.4 million domestic valuation allowance as well as the aforementioned charitable contribution. The adjusted effective tax rate for the third quarter was 37.1% which compares to 11.0% in the third quarter of fiscal 2012. (See attached table for GAAP and Non-GAAP measures.)  The fluctuation in the adjusted effective tax rate was primarily due to the effects of accounting for valuation allowances in the third quarter of fiscal 2012 as well as the application of guidelines related to accounting for income taxes in interim periods in the third quarter of both fiscal 2012 and 2013.

—	Net income was $34.5 million, or $1.34 per diluted share compared to net income of $16.4 million, or $0.65 per diluted share, in the third quarter of fiscal 2012.
—
EBITDA increased to $27.3 million compared to EBITDA of $22.0 million in the third quarter of fiscal 2012. Excluding the aforementioned charitable contribution, adjusted EBITDA was $30.3 million in the third quarter of fiscal 2013. (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

Nine Month Results Fiscal 2013

—
Net sales increased 10.5% to $381.9 million compared to $345.7 million in the same period of fiscal 2012 driven by growth in both the accessible luxury and licensed brand categories.  On a constant dollar basis, net sales increased by 12.7% compared to the prior year period.

—
Gross profit was $215.2 million, or 56.4% of sales, compared to $190.6 million, or 55.1% of sales in the same period last year.  The 130 basis point increase in gross margin percentage was primarily the result of a favorable shift in channel and product mix, as well as leverage gained on certain fixed costs. This improvement was partially offset by the unfavorable effect of fluctuations in foreign currency exchange rates.

—
Operating expenses increased $6.1 million, or 3.7%, to $171.0 million versus $164.9 million in the same period last year.  Included in operating expenses for the first nine months of fiscal 2013 was a $3.0 million charitable contribution to the Movado Group Foundation. Excluding this charitable contribution, adjusted operating expenses for the nine month period of fiscal 2013 were $168.0 million, or 44.0% of net sales compared to $164.9 million, or 47.7% of net sales for the nine month period of fiscal 2012. This $3.1 million increase was primarily the result of higher compensation and performance-based compensation expense, and higher marketing expense to drive sales growth, partially offset by the favorable effect of fluctuations in foreign currency exchange rates.

—
Operating income increased to $44.2 million compared to operating income of $25.7 million in the same period last year. Excluding the aforementioned charitable contribution in the third quarter of fiscal 2013, adjusted operating income for the nine month period of fiscal year 2013 was $47.2 million.  (See attached table for reconciliation of GAAP to non-GAAP measures.)

—
The Company recorded a tax benefit of $5.7 million, which was impacted by the release of a $19.4 million domestic valuation allowance as well as the aforementioned charitable contribution. The adjusted effective tax rate for the nine month period was 30.9% which compares to 14.3% in the nine month period in 2012. (See attached table for GAAP and Non-GAAP measures.) The effective tax rate for both periods was impacted by the application of guidelines related to accounting for income taxes in interim periods as well as accounting for valuation allowances in the nine month period of fiscal 2012.

—	Net income was $49.2 million, or $1.92 per diluted share, compared to net income for the nine month period of fiscal 2012 of $21.3 million, or $0.85 per diluted share.
—
EBITDA was $52.3 million compared to EBITDA of $34.5 million in the same period of fiscal 2012. Excluding the aforementioned charitable contribution, adjusted EBITDA for the nine month period was $55.3 million (See attached table for reconciliation of GAAP to non-GAAP measures.)  There were no special items in the third quarter of fiscal 2012.

Rick Coté, President and Chief Operating Officer, stated, “The sustained positive momentum of our business is a testament to the strength of our product, marketing and expansion strategies, as well as the continued focus on our balance sheet.  Our cash flow generation provides us with the flexibility to invest in our future growth and at the same time return value to our shareholders.  The $0.75 special dividend we announced today represents our second this year.  We remain committed to our strategies which we believe will result in another year of significant growth for Movado Group.”

Fiscal 2013 Guidance

Based on its strong performance in the third quarter, the Company raised its financial expectations for fiscal 2013.  The Company currently expects net sales to increase approximately 10% to $510 million.  Adjusted operating income is currently expected to increase approximately 66% to $57.0 million and adjusted EBITDA is expected to increase 47% to $67 million.  The adjusted effective tax rate for fiscal 2013 is currently expected to approximate 30%.  Adjusted net income is expected to increase approximately 66% to $38.5 million, or approximately $1.50 per diluted share.

This compares to the Company’s previous guidance for fiscal 2013 that included operating income growth of approximately 43-46% to a range of $49.0 million to $50.0 million; EBITDA of $60.0 million to $61.0 million; an effective tax rate of 25%; net income of $35.5 million to $36.0 million and diluted earnings per share of $1.40.

The Company’s guidance is on a comparable basis to non-GAAP results, adjusted for unusual items and now reflects a 30% effective tax rate.  The Company’s guidance also assumes no additional unusual items or significant fluctuations in foreign currency exchange rates for the remainder of fiscal 2013, but does include anticipated startup infrastructure investment related to the Ferrari branded watch license with no corresponding sales expected in this fiscal year.

Special Cash Dividend and Quarterly Dividend

The Company announced that on November 27, 2012, the Board of Directors approved payment of a special cash dividend of $0.75 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on December 21, 2012 to all shareholders of record as of the close of business on December 10, 2012.

Also on November 27, 2012, the Board of Directors approved a regular quarterly cash dividend of $0.05 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will also be paid on December 21, 2012 to all shareholders of record as of the close of business on December 10, 2012.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, November 28th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (877) 874-1588.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 28, 2012 until 11:59 p.m. ET on December 5, 2012 and can be accessed by dialing 1-877-870-5176 and entering replay pin number 8482060.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income which is operating income under GAAP, adjusted to eliminate a donation to the Company’s charitable foundation.  The Company is also presenting EBITDA and adjusted EBITDA. EBITDA is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  Adjusted EBITDA is EBITDA further adjusted to eliminate the charitable donation.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures and believes that Adjusted EBITDA is also useful as a performance measure since it gives investors information about the EBITDA of the Company without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, which is net income under GAAP adjusted to eliminate a charitable donation and the reversal of a domestic valuation allowance.  The Company believes that adjusted net income is a useful measure of performance for the same reason that it believes Adjusted EBITDA is useful.  Additionally, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2012	2011	2012	2011

Net sales	$160,202	$142,622	$381,884	$345,707

Cost of sales	69,783	61,588	166,682	155,104

Gross profit	90,419	81,034	215,202	190,603

Selling, general and administrative	65,429	61,906	170,975	164,881

Operating income	24,990	19,128	44,227	25,722

Other income	-	-	-	747
Interest expense	(69)	(290)	(287)	(988)
Interest income	66	21	84	67

Income before income taxes	24,987	18,859	44,024	25,548

(Benefit from) / provision for income taxes	(9,866)	2,071	(5,744)	3,661

Net income	34,853	16,788	49,768	21,887

Less: Net income attributed to noncontrolling interests	380	384	604	584

Net income attributed to Movado Group, Inc.	$34,473	$16,404	$49,164	$21,303

Per Share Information:
Net income attributed to Movado Group, Inc.	$1.34	$0.65	$1.92	$0.85
Weighted diluted average shares outstanding	25,710	25,108	25,598	25,105

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2012	2011

Total net sales	$160,202	$142,622	12.3%	14.3%

	As Reported			% Change
	Nine Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2012	2011

Total net sales	$381,884	$345,707	10.5%	12.7%

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage and per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,

	2012	2011	2012	2011

Operating income (GAAP)	$24,990	$19,128	$44,227	$25,722
Charitable contribution (1)	3,000	-	3,000	-
Adjusted operating income (non-GAAP)	27,990	19,128	47,227	25,722

Depreciation and amortization	2,344	2,891	8,036	8,791
Adjusted EBITDA (non-GAAP)	$30,334	$22,019	$55,263	$34,513

	Three Months Ended October 31		Nine Months Ended October 31,

	2012	2011	2012	2011

Income attributed to Movado Group, Inc. (GAAP)	$34,473	$16,404	$49,164	$21,303
Charitable contribution (1)	2,151	-	2,151	-
Valuation allowance (2)	(19,409)	-	(19,409)	-
Adjusted income attributed to Movado Group, Inc. (non-GAAP)	$17,215	$16,404	$31,906	$21,303

Adjusted effective tax rate (non-GAAP)	37.1%	11.0%	30.9%	14.3%

Adjusted income per share (non-GAAP)	$0.67	$0.65	$1.25	$0.85
Weighted diluted average shares outstanding	25,710	25,108	25,598	25,105

(1)  Reflects a contribution to the Movado Group Foundation.
(2)  Actual taxes in current period primarily reflect the reversal of the valuation allowance on certain of the Company's U.S. net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2012	2012	2011
ASSETS

Cash and cash equivalents	$164,813	$182,201	$138,028
Trade receivables	107,138	62,754	95,415
Inventories	169,668	163,680	176,092
Other current assets	34,339	25,516	25,413
Total current assets	475,958	434,151	434,948

Property, plant and equipment, net	35,541	36,290	35,585
Deferred income taxes	26,863	14,959	7,426
Other non-current assets	24,009	22,162	22,120
Total assets	$562,371	$507,562	$500,079

LIABILITIES AND EQUITY

Accounts payable	$29,770	$33,814	$27,252
Accrued liabilities	63,494	53,083	53,006
Deferred and current income taxes payable	12,842	1,015	1,617
Total current liabilities	106,106	87,912	81,875

Deferred and non-current income taxes payable	4,548	7,291	6,548
Other non-current liabilities	20,318	18,285	17,807
Noncontrolling interests	3,102	2,708	2,774
Shareholders' equity	428,297	391,366	391,075
Total liabilities and equity	$562,371	$507,562	$500,079

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 31,

	2012	2011
Cash flows from operating activities:
Income from operations	$49,768	$21,887
Depreciation and amortization	8,036	8,791
Other non-cash adjustments	(17,023)	607
Changes in working capital	(34,555)	1,677
Changes in non-current assets and liabilities	(436)	(226)
Net cash provided by operating activities	5,790	32,736

Cash flows from investing activities:
Capital expenditures	(6,524)	(4,535)
Proceeds from sale of an asset held for sale	-	1,165
Trademarks	(251)	(179)
Net cash (used in) investing activities	(6,775)	(3,549)

Cash flows from financing activities:
Dividends paid	(16,345)	(2,237)
Other financing	1,461	454
Net cash (used in) financing activities	(14,884)	(1,783)

Effect of exchange rate changes on cash and cash equivalents	(1,519)	7,608
Net change in cash and cash equivalents	(17,388)	35,012
Cash and cash equivalents at beginning of period	182,201	103,016

Cash and cash equivalents at end of period	$164,813	$138,028